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                                EXHIBIT NO. 10.18

                              AMENDED AND RESTATED
                           COOPERATIVE DEVELOPMENT AND
                           LICENSE AGREEMENT BETWEEN
                                 THE COMPANY AND
                         TEXAS INSTRUMENTS INCORPORATED

                               DATED APRIL 5, 2000

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                        AMENDED AND RESTATED COOPERATIVE
                        DEVELOPMENT AND LICENSE AGREEMENT

This Amended and Restated Cooperative Development and License Agreement (the "Amended and Restated Agreement") entered into this 5 day of April, 2000 constitutes an amendment and restatement of that certain Cooperative Development and License Agreement dated 9th day of September, 1998 (the "Effective Date") by and between Texas Instruments Incorporated, a Delaware corporation having its principal office located at 12500 TI Boulevard, Dallas, Texas 75243 (hereinafter "TI"), and Northern Telecom Inc., a Delaware corporation having its executive offices at Northern Telecom Plaza, 200 Athens Way, Nashville, Tennessee, U.S.A. 37228-1397 (hereinafter "Nortel") as modified by that certain Amendment No. 1, dated May 12, 1999, by TI and Elastic Networks Inc., a Delaware corporation, having its principal office located at 6120 Windward Parkway, Alpharetta, Georgia 30005 (hereinafter "Elastic") as an assignee of Nortel (collectively, the "Cooperative Development Agreement").


WHEREAS, TI and Elastic (collectively, the "Parties") desire to amend and restate the Cooperative Development Agreement in its entirety in the manner set forth herein; and

WHEREAS, Elastic is developing a proprietary technology known as the Spectrum Manager Product; and

WHEREAS, pursuant to this Amended and Restated Agreement Elastic desires to grant to TI a license to Elastic's proprietary technology known as "Spectrum Manager Product"; and

WHEREAS, a statement of work generally defining the tasks, resource allocation, milestones, schedules and deliverable items is attached hereto as Exhibit A and incorporated herein by this reference (the "SOW").

NOW THEREFORE, in consideration of the mutual premises and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

      1.1 "Acceptance/Acceptable" means the determination by TI in its reasonable judgment that the Deliverables perform in accordance with the specifications therefor. Acceptance shall be deemed to occur for any Deliverable at the earliest of (i) the expiration of the thirty
            (30) calendar day period immediately following delivery of a Deliverable or (ii) written notification to Elastic from TI that the Deliverable is accepted.

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      1.2   "Affiliate" means with respect to any specified Person, any other
            Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such a Person, but only for so long as such relationship exists. For the purposes of this definition, "control" shall mean ownership of fifty percent (50%) or more of the shares entitled to vote or equivalent voting rights.

      1.3 "Analog Front End" or "AFE" means the combination of mixed signal semiconductor and passive circuit functions required to convert Etherloop formatted digital information into an analog format appropriate for use in an Etherloop Product, excluding the driver/receiver.

      1.4 "Completion Date" means the delivery date set forth in the SOW for each Deliverable as amended from time to time by the Parties.

      1.5 "Confidential Information" means any information disclosed by one party to the other that is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. "Confidential Information" may also include oral information disclosed by one party to another pursuant to this Amended and Restated Agreement, provided that it is designated as confidential at the time of disclosure or within a reasonable period of time thereafter and reduced to a written summary, which is marked in a manner to indicate its confidential nature, that is delivered by the disclosing party to the receiving party within thirty (30) days after its oral disclosure.

      1.6 "Deliverables" means any tangible personal property delivered by Elastic to TI under this Amended and Restated Agreement to enable TI's full exercise of the license granted herein. The Deliverables shall include the Spectrum Manager Product and all related documentation in electronic/diskette and tangible, human readable format.

      1.7   "DSP" means digital signal processor.

      1.8 "EtherLoop" means high-speed Ethernet-based burst-mode access communications over copper wiring.

      1.9 "EtherLoop Product" means an end-user product that includes the capability to provide EtherLoop through the use of EtherLoop-based technology.

      1.10 "Object Code" means the representation of Spectrum Manager Product in the binary instruction code form suitable for execution on or by a computer, or which may be so suitable after linkage or incorporation with or into other code.

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                                  Page 3 of 29


      1.11 "Person" means any individual, corporation, partnership, joint venture, association, governmental authority, trust or any other entity or organization of any kind.

      1.12 "Source Code" means the representation of Spectrum Manager Product in the form amenable to human understanding, as written in a higher level computer programming language, together with all Comments included therein and other programmer documentation therefor.

      1.13 "Spectrum Manager IP" means all inventions, patented or not, copyright material, trade secrets, know how, designs, methods, algorithms, system functional specifications, test systems, software, methodologies and all other forms of intellectual property that comprise the Spectrum Manager Product as described in the SOW and any or all derivatives thereof.

      1.14 "Spectrum Manager Product" means all designs, methods, algorithms, system functional specifications, test systems, software, methodologies, hardware and all documentation delivered to TI under this Amended and Restated Agreement.

      1.15 "TI Technology" means TMS320C6211-DSP Starter Kit purchased by Elastic and used in the performance of this Amended and Restated Agreement.

2. STATEMENT OF WORK

      2.1 With respect to the development of Spectrum Manager Product, the SOW includes (i) a description of each phase of the development, (ii) the sequence of the tasks to be completed during each such phase,
            (iii) the development schedule and the Completion Date for each task, (iv) the identification of which tasks are dependent upon the completion of other tasks, (v) the various roles, responsibilities and resource assignments of the parties required to perform the tasks, (vi) the Deliverables associated with such tasks and phases, and (vii) if applicable, any other terms and conditions applicable to the Parties' activities with respect to such development.

      2.2 The Spectrum Manager Product to be delivered under this Amended and Restated Agreement and the SOW shall be subject to Acceptance by TI. If TI determines in its reasonable judgment that a Deliverable does not meet the specifications and performance standards set forth in this Amended and Restated Agreement and that the Deliverable is not Acceptable, then TI may reject the Deliverable and shall issue a written report to Elastic specifying the failure to perform in accordance with the SOW and the related specifications within ten
            (10) business days after rejection of the Deliverable. Elastic will have up to thirty (30) days after receipt of the

TI/Elastic Confidential Information

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            written report specifying the failure to re-deliver the Deliverable.
            If Elastic fails to re-deliver to TI the Deliverable in conformance with the specifications and performance standards specified herein, then TI may retain and use those Deliverables previously Accepted and paid for by TI but TI will not be obligated to make any payments with respect to the rejected Deliverables under this Amended and Restated Agreement. TI shall notify Elastic from time to time during its review of the Deliverables of significant performance problems with the Deliverables that TI identifies. This notification shall be in addition to any written report delivered to Elastic by TI regarding non-Acceptance or Acceptance.

      2.3 The Parties shall determine an appropriate set of periodic reports, meetings or telephone conference calls to be delivered by, or held among, the Elastic Program Manager, the TI Program Manager (each as defined in Section 2.5) and other appropriate representatives of Elastic and TI with respect to the development activities described in the SOW to address the status of such development activities and planned or anticipated activities and changes that may adversely affect the cost or time required for performance of the activities described in the SOW.

      2.4 Prior to the Completion Date and Acceptance of the last Deliverable described in the SOW, TI may request, by providing written notice to Elastic's Program Manager, that additional work or changes within the general scope of the SOW be performed. In the event of such notification, Elastic shall provide to TI within five (5) business days following receipt of notification a written response to the proposed changes. Such response shall include the effect on the SOW and the estimated Completion Dates. If a change causes an increase or decrease in the cost or time required for performance as mutually determined by Elastic and TI, a negotiated adjustment shall be made to the cost and/or performance schedule for the activities described in the SOW. The Parties will amend the SOW to reflect any or all said changes. Any modification(s) to the SOW agreed to in writing by duly authorized representatives of each Party shall constitute an amendment to this Amended and Restated Agreement and shall be governed by the terms and conditions of the Amended and Restated Agreement. Absent any written agreement, Elastic is not obligated to implement any change to the SOW requested by TI and Elastic shall continue work pursuant to the unmodified SOW.

      2.5 Elastic acknowledges that it has acquired the materials, tooling and equipment (including but not limited to TI Technology) required to complete the work described in the SOW. Elastic agrees that its use of TI Technology is subject to the terms and conditions set forth in Exhibit C attached hereto and incorporated herein by this reference.

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                                  Page 5 of 29


      2.6 The Parties' representatives listed below (the "Program Managers") are responsible for (i) managing the performance of the Parties' respective responsibilities set forth in the SOW, (ii) receipt and dispatch of all program communications, and (iii) technical liaison management. Assignment of such responsibilities to another employee or representative of a Party requires prior written notification to the non-assigning Party.

            For TI:                             For Elastic:
            Mike Spence                         Rick Folea
            8505 Forest Lane, MS 8650           6120 Windward Parkway
            Dallas, Texas 75266-0199            Suite 100
                                                Alpharetta, GA 30005

3. DEVELOPMENT AND LICENSE FEES:

      3.1 TI has agreed to pay to Elastic Two Million Five Hundred Thousand U.S. Dollars ($US 2,500,000) for the license granted hereunder, subject to the terms and conditions of this Amended and Restated Agreement, and for the delivery of Item 3(A) of the Deliverables set forth in the SOW. The first payment of One Million U.S. Dollars ($US 1,000,000) was made on or about October 9, 1998 The second payment of One Million Five Hundred Thousand U.S. Dollars ($US 1,500,000) was made on or about December 21, 1998.


      3.2 In addition to the payment obligations described in Section 3.1 above, TI delivered to Elastic two promissory notes, each dated May 12, 1999, the first in the amount of $498,461.54 ("Note 1") and the second in the amount of $1,495,386.50 ("Note 2"), referred to collectively herein as the "Promissory Notes") in exchange for the issue and sale to TI of 615,385 shares of Elastic's Series A Redeemable Convertible Participating Preferred Stock. Note 1 shall be payable on the 30th day following Acceptance of item 3(B) of the SOW, and Note 2 shall be payable on the 30th day following Acceptance of item 3(C) of the SOW. For purposes of the Promissory Notes, all references in the Promissory Notes to Items 4 and 5 of the SOW of the Agreement shall now mean Item 3(B) of the SOW of this Amended and Restated Agreement, and all references to Items 7 and 8 of the SOW if the Agreement shall now mean Item 3(C) of the SOW of the Amended and Restated Agreement.

            a. In the event item 3(B) of the SOW is not completed, the Promissory Notes shall not become due and payable by TI and TI may transfer to Elastic the shares or Series A Redeemable Convertible Participating Preferred Stock issued to TI in consideration of the Promissory Notes for which TI has not then paid in full (which shares must be unencumbered), together with

TI/Elastic Confidential Information

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                  appropriate stock powers endorsed in blank and any other
                  transfer agreements deemed necessary or appropriate by Elastic's counsel, and Elastic shall mark each of the Promissory Notes (including any promissory notes reissued due to a partial payment of the Promissory Notes) "Cancelled" and shall return such Promissory Notes to TI.

            b. In the event item 3(B) of the SOW has been completed but item 3(C) of the SOW is not completed, Note 2 shall not become due and payable by TI and TI may transfer to Elastic the shares of Series A Redeemable Convertible Participating Preferred Stock issued to TI in consideration of Note 2 for which TI has not then paid in full (which shares must be unencumbered), together with appropriate stock powers endorsed in blank and any other transfer agreements deemed necessary or appropriate by Elastic's counsel, and Elastic shall mark Note 2 (including any promissory notes reissued due to a partial payment of Note
                  2) as "Cancelled" and shall return such note to TI.

            c. Notwithstanding anything herein, TI may, in its sole discretion, at any time, elect to pre-pay the Promissory Notes in cash.

      3.3 Elastic and TI shall each be responsible for their own internal costs required to complete their respective obligations in the SOW.

      3.4 Elastic hereby acknowledges that the information shared by TI with Elastic pursuant to this Amended and Restated Agreement is Confidential Information and that it is not in the best interest of TI that such information be made available to semiconductor companies competitive to TI. Accordingly, Elastic hereby agrees that from the date hereof and until either (i) Elastic's capital stock is sold pursuant to an initial public offering, or; (ii) December 31, 2000, (whichever occurs first), Elastic will not sell or issue, without the prior written consent of TI, any equity interests of Elastic, or any rights to purchase such interests, to Analog Devices, Inc., Cirrus Logic Inc., Fujitsu Ltd., Intel Corp., International Business Machines Corp., LSI Logic Corp., Motorola, Inc., NEC Corporation, Orckit Communications Ltd., PMC Sierra, Inc., Rockwell International Corp., VLSI Technology Inc. or any of their subsidiary or affiliated companies. Nothing herein shall in any way restrict Elastic from issuing, or selling, equity interests in Elastic to any other person pursuant to a private offering or to any person whosoever pursuant to a public offering.

4. LICENSES:

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                                  Page 7 of 29


      4.1 Elastic hereby grants to TI a worldwide, nonexclusive, fully paid, perpetual license under the Spectrum Manager IP to use, execute, operate, modify, perform, develop, manufacture, have manufactured and create derivative works from both the Source Code and Object Code versions of the Spectrum Manager Product for the sole purpose of using, copying, distributing, manufacturing, having manufactured, offering for sale, selling and promoting Spectrum Manager Product and derivatives thereof with other products manufactured by or on behalf of TI and the right to sublicense third parties to do any of the foregoing.


      4.2 TI and its sublicensees may not distribute Spectrum Manager Product and derivatives thereof as a "stand alone" product. In addition, sublicensees of the Source Code version of Spectrum Manager Product must execute a written license agreement with TI the terms and conditions set forth in this Section 4.2 and Sections 11 and 20, 21 hereof.

5. PAYMENT TERMS:

Upon Acceptance by TI of the Deliverables set forth in the SOW, TI will pay the amounts set forth in Section 3.2 for the respective Deliverables net 30 days.

6. TRAINING AND SUPPORT:

For a period of 30 days following Acceptance of the last Deliverable described in the SOW by TI, Elastic will offer one day of training in Atlanta at Elastic's site for up to 4 individuals identified by TI to fully explain the design and technology developed under this Amended and Restated Agreement, perform a demonstration of the build environment, provide a sample interferer data set and PSD creation, and describe the overall operation of Spectrum Manager Product. Elastic will be responsible for providing all applicable training materials and documentation. Elastic will provide at least 1 engineer substantially involved in the development of Spectrum Manager Product qualified to provide the training described herein. TI will be responsible for expenses related to travel and lodging associated with attending the training described in this Section 6.

7. PRODUCT COMMITMENT:

For a period beginning on the Effective Date and continuing until December 31, 2002, Elastic agrees to purchase at least 70% of its AFEs from TI if such AFEs are made available to Elastic by TI or an authorized TI distributor; provided however, that (i) the Parties mutually agree in good faith on commercially reasonable supply terms, (ii) TI is not in breach of the terms and conditions of the terms and conditions of this Amended and Restated Agreement, and (iii) TI provides an AFE that meets the specification mutually agreed upon by the Parties in every material respect.

TI/Elastic Confidential Information

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8. MARKETING ANNOUNCEMENTS

TI and Elastic agree to work together in good faith to announce the relationship expected to result from this Amended and Restated Agreement. Third party customers of either company may be informed of the intent to execute this Amended and Restated Agreement prior to completion of the Amended and Restated Agreement if an NDA is approved in writing by those responsible for signing this Amended and Restated Agreement.

9. IMPROVEMENTS AND FUTURE DEVELOPMENTS:

Elastic grants to TI the first right of refusal to participate with Elastic in future cooperative development related to AFEs required to produce Etherloop Products for a period beginning on the Effective Date and continuing until January 1, 2002.

10. INTELLECTUAL PROPERTY, INVENTIONS AND WORK PRODUCT OWNERSHIP:

      10.1 The Parties shall retain ownership of their respective inventions, patents, copyrights, trade secrets and other intellectual property rights that were in existence prior to the Effective Date.

      10.2 The Parties acknowledge that Spectrum Manager Product as developed for use with TI's C6X DSP instruction set architecture will incorporate Confidential Information of each Party. Except as set forth below, the Parties agree that Spectrum Manager IP, shall be the property of Elastic; provided that TI shall be entitled to receive a royalty-free, worldwide, perpetual, non-exclusive license to exploit such Spectrum Manager IP and to design, develop, manufacture, have manufactured, distribute and sell Spectrum Manager Products and derivatives thereof only for use with products manufactured by or on behalf of TI. Notwithstanding the foregoing, the Parties agree that all Spectrum Manager IP which relates to DSP and semiconductor AFE components, shall be the sole property of TI; provided that Elastic shall be entitled to receive a royalty-free, worldwide, perpetual, non-exclusive license under such Spectrum Manager IP to design, develop, manufacture, have manufactured, distribute and sell Spectrum Manager Product and derivatives thereof only for use with products manufactured by or on behalf of TI.

      10.3 Elastic expressly agrees that it shall take all commercially reasonable steps necessary in prosecution towards obtaining a maximum patent term with respect to all current and future patent filings related to Spectrum Manager IP.

      10.4 It is expressly agreed by both Parties that incorporation by the other Party of any preexisting technology or integrated circuit design in any integrated

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                                  Page 9 of 29


            circuit developed under this Amended and Restated Agreement shall not give rise to any right to the other Party in such preexisting integrated circuit design and shall not derogate in any way from such Party's rights in such preexisting design or technology nor shall it limit the freedom of such Party to use such preexisting design for the benefit of itself or of other parties. Title and all rights in any mask work(s), including the right to register such mask work(s) within the period permitted under the applicable statute, in the integrated circuit design arising out of performance under this Amended and Restated Agreement shall be owned by TI (except as may be limited by section 10.2).

11. PROPRIETARY INFORMATION:

      11.1 Each Program Manager shall use his or her best efforts to ensure that any Confidential Information disclosed by a Party hereunder is marked and handled in accordance with the marking and handling procedures of TI and Elastic, as the case may be, with respect to third party confidential information.

      11.2 TI and Elastic respectively agree that the Confidential Information it receives pursuant to this Amended and Restated Agreement is received only for its own use and only to the extent expressly permitted in this Amended and Restated Agreement. Each Party agrees to keep the Confidential Information of the other confidential and to disclose it only to such employees, independent contractors and permitted sublicensees of the receiving Party with a need to know such information for the purposes of this Amended and Restated Agreement. Each Party agrees that such employees and independent contractors shall also be bound by similar confidentiality obligations. A Party receiving Confidential Information shall protect such information against unauthorized use or disclosure by exercising at least the same degree of care as the receiving Party normally exercises to protect against the unauthorized use or disclosure of its own confidential or proprietary data and information of similar importance, but no less than reasonable care.

      11.3 Confidential Information of Elastic is and shall remain owned by Elastic or its licensors, and the grant in this Amended and Restated Agreement of license or other rights therein or access thereto does not transfer to TI any present or future ownership rights in the Confidential Information of Elastic. Similarly, Confidential Information of TI is and shall remain owned by TI and or its licensors, and no provision herein shall be deemed to transfer to Elastic any present or future ownership rights in such Confidential Information of TI.

      11.4 Notwithstanding the provisions of Section 11.1, nothing received by a Party is required to be treated as Confidential Information if such information is (i) or becomes publicly known without breach of the

TI/Elastic Confidential Information

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            confidentiality obligations described herein, (ii) after disclosure to it, rightfully received from a third party without a breach of an obligation of confidentiality, (iii) independently developed by the receiving Party without reference to Confidential Information of the disclosing Party, (iv) already known by the receiving Party without an obligation of confidentiality, (v) intentionally disclosed without restrictions by the disclosing Party to a third party, or
            (vi) approved by the disclosing Party for public disclosure.

      11.5 Notwithstanding the provisions of Section 11.2, neither Party shall be liable for its disclosure of any Confidential Information if such disclosure is in response to a valid order of a court or other government body or any political subdivision thereof, or if such disclosure is otherwise required by law, provided that the Party proposing to disclose such information shall first notify the disclosing Party and shall make a good faith effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purpose for which such protective order is issued. Notwithstanding the provisions of Section 11.2. neither Party shall he liable for its disclosure of any Confidential Information if such disclosure is in response to a valid order of a court or other government body or any political subdivision thereof, or if such disclosure is otherwise required by law in connection with a patent application the subject matter of which patent application belongs to the receiving Party and which the receiving Party discloses to an appropriate patent agent and/or patent office or court of any country of the world in pursuance thereof; or otherwise required by law.

      11.6 It is understood that the Parties have performed and will continue to perform substantial independent development relating to modem software and hardware products and technologies. Each Party also understands that, over time, the other Party's employees may gain familiarity with the general concepts and ideas in the other Party's technology disclosed under the Amended and Restated Agreement from independent sources. The Parties understand that either Party may currently or in the future be developing information internally, or receiving information from others, that may be similar to information furnished hereunder. Accordingly, nothing contained in this Amended and Restated Agreement shall be construed as a representation or inference that either Party will not develop products for itself or for others that compete with the products or systems contemplated by either Party's information.

12. RELATIONSHIP OF THE PARTIES:

Each of the Parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of the other Party. Subject to the terms and conditions of this Amended and Restated Agreement, each Party shall, at its

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                                  Page 11 of 29


sole discretion, choose the means to be employed and the manner of carrying out its obligations hereunder. It is recognized by the Parties that the work to be performed hereunder is state-of-the-art and therefore it is understood that each of the Parties shall be responsible only to use commercially reasonable efforts in the performance of its obligations hereunder.

TI/Elastic Confidential Information

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13. REPRESENTATIONS AND WARRANTIES:

      13.1 Each Party represents that it is a corporation validly existing and in good standing under the laws of the state of Delaware. Each Party represents that it has the full corporate power and authority to enter into this Amended and Restated Agreement and to perform its obligations hereunder. Each Party represents that the execution, delivery and performance of this Amended and Restated Agreement has been duly and validly authorized by all necessary corporate proceedings on its part. This Amended and Restated Agreement constitutes and when executed and delivered will constitute the legal, valid and binding obligations of Elastic and TI, enforceable against each of the Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      13.2 Elastic warrants that it owns or is licensed to use all of the intellectual property rights associated with the Spectrum Manager, and that it has the right to make the Spectrum Manager Product available to TI and to grant licenses hereunder under the terms of this Amended and Restated Agreement.

      13.3 Elastic further warrants that, to the best of Elastic's knowledge and belief, Spectrum Manager Product and Spectrum Manager IP as delivered to TI does not infringe any third party intellectual property rights, that the delivery of same to, and the use by, TI pursuant to the terms of this Amended and Restated Agreement will not violate any trade secret obligation to any third party, that they have not been granted or dedicated to the public, and that no adverse claims exist as to Spectrum Manager IP as delivered to TI and Spectrum Manager Products.

      13.4 For the duration of the program described in the SOW, and for a period of two (2) years thereafter, neither Party shall separately solicit or attempt to solicit or hire away any employee of the other, associated with this project, to work on a permanent, temporary, or part time basis on related matters.

14. INDEMNIFICATION

      14.1 Except as provided in Sections 14.2 below, Elastic shall, at its sole option, either reimburse TI for the cost of defense, or defend all suits or proceedings brought against TI and hold TI harmless, but only to the extent which such suits or proceedings are based on a claim that the Spectrum Manager Product and Spectrum Manager IP (as such exists on the date of completion of the SOW or acceptance by TI, without any

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                                  Page 13 of 29


            modifications by TI), or TI's use of same, constitute direct infringement of any trademark, copyright or patent of any third party. Elastic shall, at its sole option, pay or reimburse TI for damages and costs finally awarded against TI with respect to such matter, provided chat Elastic is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance (at Elastic's expense) necessary to defend or settle the proceeding. Indemnification or reimbursement shall not be required for costs or damages resulting from the negligence, recklessness or intentional misconduct of TI or if the infringement arises out of compliance with TI's specifications or requirements. Upon receipt of a notice of an actual or threatened claim of direct infringement, Elastic may (or, in the case of an injunction against TI's sale of Spectrum Manager Product, or any portion thereof, Elastic shall), at Elastic's sole option and expense:

            a) procure for TI the right to continue to use the Spectrum Manager Product (as such exists on the date of completion of the SOW, without modifications by TI); or

            b) replace or modify the Spectrum Manager Product to make it non-infringing, provided that, in the event that (a) or (b) are commercially unreasonable, having regard to the market, Elastic shall refund to TI the total license fees paid hereunder.

      14.2 Nothing contained in this Amended and Restated Agreement shall be construed as conferring by implication, or otherwise upon either Party hereunder any other license or other right except the licenses and rights expressly granted hereunder to a Party hereto.

      14.3 TI shall defend any proceeding brought against Elastic insofar as the proceeding is based on a claim that TI Technology, or Elastic's use of same, constitutes direct infringement of any trademark, copyright or patent of any third party. TI shall pay all damages and costs finally awarded with respect thereto against Elastic, provided that TI is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance (at TI's expense) necessary to defend or settle the proceeding. TI shall not be obligated to defend or be liable for costs and damages if the infringement arises out of applications generated using the TI Technology, compliance with Elastic's specifications or requirements or results from the negligence, recklessness or intentional misconduct of Elastic. TI's obligations hereunder shall not apply to any infringement by Elastic occurring after Elastic has received notice of such proceeding unless TI has given express written permission for such continuing infringement. Upon receipt of a notice of an actual or threatened claim of direct infringement, TI may at TI's sole option and expense:

            a) procure for Elastic the right to continue to use the TI Technology, (without modifications by Elastic); or

TI/Elastic Confidential Information

            b) replace or modify the TI Technology to make it non-infringing, provided that, in the event that (a) or (b) are commercially unreasonable, TI shall refund to Elastic the total license fees paid by Elastic for the TI Technology.

15. LIMITATION OF LIABILITY:

      15.1 Except for claims arising from (i) either Party's breach of its confidentiality obligations as set out in Section 11, (ii) either Party's infringement of the other Party's intellectual property rights or (iii) the gross negligence or willful misconduct of a Party, each Party's liability for damages, costs and expenses under this Amended and Restated Agreement whether arising in contract (including fundamental breach), tort (including negligence) or otherwise, even if the breaching Party has been advised of the possibility of such damages, shall not exceed the license fees paid and payable by TI to Elastic pursuant to this Amended and Restated Agreement. Notwithstanding anything in this Section 15.1 and this Amended and Restated Agreement to the contrary, TI's liability under
            Section 14.3 shall not exceed the license fees paid by Elastic for the TI Technology.

      15.2 IN NO EVENT SHALL EITHER PARTY (INCLUDING AFFILIATES, CONTRACTORS, DIRECTORS, EMPLOYEES AND AGENTS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL, MULTIPLE, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST BUSINESS, LOST SAVINGS, LOST DATA, AND LOST PROFITS, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16. TERM, TERMINATION AND SURVIVABILITY:

      16.1 Unless this Amended and Restated Agreement is terminated as provided herein, the period of this Amended and Restated Agreement shall commence on the Effective Date and continue for four (4) years and shall automatically be renewed thereafter without interruption for successive one (1) year terms, unless, not less than thirty (30) days before the end of any term, either Party notifies the other Party, in writing, of its election not to renew, in which event this Amended and Restated Agreement will terminate at the end of such term (the "Term"). Notwithstanding the foregoing, this Amended and Restated Agreement may also be terminated as set forth in Sections
            16.2 and 16.3.

      16.2 If either Party breaches any material term of this Amended and Restated Agreement, and fails to cure such breach within 30 days following receipt of written complaint from the other Party, such other Party may terminate this Amended and Restated Agreement. Notwithstanding the foregoing, in the event a Party breaches its obligations pursuant to
            Section 10, or infringes the other Party's intellectual property rights, the other Party may terminate this Amended and Restated Agreement immediately upon notice. In the event a Party is working in good faith employing commercially reasonable efforts to meet a Completion Date, a failure by such Party to meet such Completion Date shall not be considered a material breach of this Amended and Restated Agreement.

      16.3 The rights and obligations of the Parties with respect to the following Sections shall survive expiry and termination of this Amended and Restated Agreement: 1, 3, 4, 5, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 21 and 22.

17. FORCE MAJEURE:

      17.1 Neither Party shall be liable, wholly or in part, for non-performance or a delay in performance of its obligations under this Amended and Restated Agreement, if such delay is due to force majeure or contingencies or causes beyond the reasonable control of the Party, including but not limited to: flood, wind, hurricane, tornado, earthquake, explosion, or other similar catastrophe, hostilities, restraint of rulers or people, civil commotion, act of terrorism, strike, labor dispute, blockage or embargo or any act of nature, fires, accident, epidemic or quarantine restrictions.

      17.2 In the event non-performance or a delay in performance of obligations under this Amended and Restated Agreement is due to a force majeure, the period of performance shall be extended by the delay due to such events of force majeure and any additional time that the Parties may mutually agree is necessary for the remobilization of people and equipment. If such delay exceeds ninety
            (90) days, either Party shall have the right to terminate further cooperative development activity required by this Amended and Restated Agreement forthwith and in this event neither Party shall have any liability or obligation to the other in connection with such termination of work.

18. GOVERNING LAW:

The terms and conditions of this Amended and Restated Agreement and performance hereunder shall be construed in accordance with the laws of the State of New York without reference to choice of law principles.

19. ASSIGNMENT:

TI/Elastic Confidential Information

This Amended and Restated Agreement shall not be assignable without the written consent of both Parties, and any purported assignment, including full of partial assignment or delegation to any agent or subcontractor, not permitted hereunder, shall be void.

20. SEVERABILITY:

If any provision or part of any provision of this Amended and Restated Agreement, or any attachment hereto, is invalidated by operation of law or otherwise, such provision or part will to that extent be deemed omitted and the remainder of this Amended and Restated Agreement or applicable attachment will remain in full force and effect. Should the case arise, the Parties agree that such invalidated provision or part thereof shall be replaced by a similar but legally valid provision which is as close as possible in commercial effect to the invalidated provision or part thereof.

21. EXPORT CONTROL:

Each party agrees to comply with all applicable U.S. and local export control laws, and none of the Parties shall transfer, directly or indirectly, any technical data received under this Amended and Restated Agreement or that certain Non Disclosure Agreement, dated February 16, 1998, by and between Elastic and TI or the direct product hereof or thereof, to any restricted or prohibited destination without obtaining prior approval as required by U.S. export administration regulations, and applicable local law.

22. AMENDMENT; WAIVER:

This Amended and Restated Agreement may not be modified or amended except by a written instrument executed by an authorized representative of each of the Parties to this Amended and Restated Agreement. No delay or omission by either Party to exercise any right or power shall impair such right or power or be construed as a waiver. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

23. NOTICE:

Whenever under this Amended and Restated Agreement one Party is required or permitted to give notice to the other Party, such notice shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by nationally recognized express courier or sent by certified, registered, first class mail. Any such notice shall be deemed given when actually received, when so delivered personally by facsimile transmission or express courier, or if mailed, on the fifth (5th) day after its mailing, postage prepaid to the recipient Party addressed as follows:

          In the case of E1astic:

               Elastic Networks Inc.
               6120 Windward Parkway
               Suite 100
               Alpharetta, GA
               U.S.A. 30005
               Attention: Larry Hurtado, Chief Operating Officer
               Facsimile Number: (678) 297-3110

          In case of TI:

               Texas Instruments Incorporated
               Vice President, Broadband Access Group
               8505 Forest Lane MS8650
               Dallas, TX 75231
               Attention: Mr. George Barber
               Facsimile Number: (972) 480-2611

          with a copy (which shall not constitute effective notice) to:

               Assistant General Counsel,
               Semiconductor Group
               7839 Churchill Way, MS 3999
               Dallas, TX 75251
               Attention: Mr. Bart Thomas
               Facsimile Number: (972) 917-4418

Either Party may change its address for notices upon giving ten days written notice of the change to the other party in the manner provided above.

24. NEGOTIATION:

Any and all matters in dispute arising from or relating to a change request made by TI pursuant to Section 2.4 hereof shall first be subject to confidential negotiation between the senior management of the Parties. The Parties agree that a good faith attempt to resolve all such issues in negotiation is a pre-condition to further adversarial proceedings of any kind.

26. HEADINGS:

The headings appearing at the beginning of the several sections contained in this Amended and Restated Agreement have been inserted for identification and reference purposes only and shall not be used in the construction and interpretation of this Amended and Restated Agreement.

TI/Elastic Confidential Information

26. INDEPENDENT CONTRACTOR:

Elastic shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of TI. Subject to the terms and conditions of this Amended and Restated Agreement, Elastic shall, at its sole discretion, choose the means to be employed and the manner of carrying out its obligations hereunder.

27. MERGER OF AGREEMENT:

This document constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties or any official or representative thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Agreement to be executed by their duly authorized representatives as of this ____ day of ____, 2000.

TEXAS INSTRUMENTS                            ELASTIC NETWORKS INC.
INCORPORATED


By:                                          By: /s/ Larry R. Hurtado
   -----------------------------                -----------------------------

Name:                                        Name: Larry R. Hurtado
     ---------------------------                  ---------------------------
Title:                                       Title: VP, Global Operations
      --------------------------                   --------------------------

Date:                                        Date: 04/10/00
     ---------------------------                  ---------------------------